EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS

Ray Davis	Ron Farnsworth
President & CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

Umpqua Holdings Announces Special Dividend and 50% Increase in Quarterly Dividend

One time special dividend in May of $0.05 per common share

Quarterly dividend increased 50% to $0.15 per common share

Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc., today announced that its Board of Directors approved a special dividend of $0.05 per common share, and also approved a quarterly cash dividend of $0.15 per common share, which represents a 50% increase over the cash dividend declared the previous quarter.

“The increased quarterly dividend is due to the capital strength and the ongoing capital management here at Umpqua,” said Ray Davis, President and CEO of Umpqua Holdings Corporation. “This action does not rule out the possibility of strategic acquisitions in the future, as we continue to deploy remaining excess capital for the benefit of our shareholders. In addition, the special dividend was approved to catch up the first quarter dividend to the $0.15 per share level. We thank our shareholders for their continued support.”

The special dividend is payable on June 14, 2013, to shareholders of record as of May 31, 2013. The second quarter dividend is payable on July 15, 2013 to shareholders of record as of June 28, 2013.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

This press release includes one or more forward-looking statement within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make a forward-looking statement about potential strategic acquisitions. Specific risks that could cause results to differ from that forward-looking statement are set forth in our filings with the SEC and include, without limitation, the availability of acquisition opportunities, the competition for those opportunities, and regulatory requirements for elevated capital levels.